EXHIBIT 99.1

Release   News Release   News Release   News Release   News Release   News Release   News Release

[LOGO OF AMERICAN EXPRESS COMPANY]

FOR IMMEDIATE RELEASE

AMERICAN EXPRESS TO CONSOLIDATE FACILITIES
FOURTH QUARTER EARNINGS EXPECTED TO RISE 47 PERCENT
  TO $ .88 PER SHARE, OR $.94
BEFORE CHARGE

New York, NY, January 19, 2011 – American Express said today that it will recognize fourth quarter restructuring and other reengineering charges of $113 million ($74 million after-tax, or $.06 per share).  The charges primarily reflect severance-related payments associated with a decision to consolidate locations within the Company’s global servicing network.

As part of the consolidation, a facility in Greensboro, North Carolina, will be closed; work currently handled there will be transferred to other locations in the U.S.  Subject to local consultations, the company also plans to transfer work currently handled at a Madrid, Spain, service center to facilities in Brighton, U.K., and Buenos Aires, Argentina, and service support for the Japanese card business from Sydney, Australia to Japan.

The overall reengineering initiatives are expected to generate additional charges in 2011 of $60 to $80 million ($38 to $51 million after- tax).  Those charges would reflect costs associated with future closings of the real estate facilities and additional employee compensation during the transition period.

The consolidations, along with the reengineering initiatives reflected in the charges, are expected to deliver annualized savings of approximately $70 million, starting in 2012.  A portion of those savings are expected to be reinvested into new servicing capabilities and other business building initiatives.

Overall staffing levels are expected to decline by about 550 positions, net.  However, because the reengineering initiatives involve relocating work to different locations, approximately 3,500 existing positions would be impacted.
The consolidations are not expected to be substantially completed until year end 2011 in order to help affected employees make the transition and to ensure the continuation of uninterrupted customer service.

The company’s decision reflects an overall decline in service volumes as more and more routine transactions have migrated to online and mobile channels. Staffing levels have declined to reflect those lower volumes, largely by not filling positions that opened up when employees leave.  The reduced staffing levels have created significant vacancy levels in some facilities and, as a result, real-estate-related costs are inconsistent with anticipated needs.

After recognizing the fourth quarter charges, American Express expects to report quarterly net income of $1.1 billion, or $.88 per common share. This would represent an increase of 48 percent from $716 million, or $.60 per share, a year ago.

Excluding the charges, fourth quarter adjusted earnings per share is expected to be $.94 per share.1

“Strong growth across all business segments helped raise fourth quarter and 2010 cardmember spending to record levels.” said Kenneth I. Chenault, chairman and chief executive officer.

“Despite an uneven economic environment, credit quality trends also continued to improve with key indicators for the quarter now back to – or better than – historical levels.  This improved credit quality translated into lower provision expenses for the quarter.

“In addition to generating strong earnings growth, the underlying performance during the quarter provided an opportunity to continue to make significant investments in business-building initiatives. The ability to capitalize on market opportunities and generate additional Cardmember spending has positioned us well for the next phase of the economic recovery.”

Fourth quarter and 2010 results will be released, as scheduled, on January 24, 2011.

1 Management believes the adjusted earnings per share, which is a non-GAAP measure, provides a useful metric to evaluate the ongoing operating performance of the company.

About American Express
American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success.  Learn more at www.americanexpress.com and connect with us on www.facebook.com/americanexpress, www.twitter.com/americanexpress and www.youtube.com/americanexpress.

CONTACTS:

Media Contacts: Joanna Lambert, joanna.g.lambert@aexp.com, +1.212.640.9668;
Mike O’Neill, mike.o’neill@aexp.com, +1.212.640.5951

Investors/Analysts Contacts: Toby Willard, sherwood.s.willardjr@aexp.com, +1.212.640.1958; Ron Stovall, ronald.stovall@aexp.com. +1.212.640.5574

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements, which are subject to risks and uncertainties. Forward-looking statements contain words such as “believe,” “expect,” “estimate,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: adjustments arising in the normal course of completing the company's fourth quarter and year-end financial closing process; the possibility of not achieving the expected timing and financial impact (including costs, cost savings and other benefits) of reengineering initiatives being implemented or considered by the Company, which could be caused by factors such as the unpredictability of negotiations with landlords with respect to those Company facilities being consolidated and underestimating hiring needs related to some of the job positions being eliminated; and the possible decision by the Company not to reinvest benefits arising from its reengineering actions in its businesses due to potential financial challenges in 2011 or thereafter. A further description of these and other risks and uncertainties can be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2009, its Quarterly Reports on Form 10-Q for the three months ended March 31, June 30 and September 30, 2010, and the Company's other reports filed with the SEC.